AMENDMENT TO THE
                                   AMENDED AND
                    RESTATED MUTUAL FUND CUSTODY AGREEMENT

      AMENDMENT made as of the 5th day of February, 2003, between The Victory Portfolios (the "Trust"), a Delaware statutory trust, having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, on behalf of its Funds, and KeyBank National Association, a bank chartered under the laws of the United States, having its principal office at 127 Public Square, Cleveland, Ohio 44114-1306 (the "Custodian") to the Amended and Restated Mutual Fund Custody Agreement dated July 2, 2001 (as amended and in effect on the date hereof, the "Agreement").

      WHEREAS, under the Agreement, the Custodian is designated as the Trust's custodian and performs the mutual fund custody services for the Trust that are enumerated in the Agreement or one or more Attachments thereto;

      WHEREAS, Section 3(a) of the Agreement defines the term "Authorized Person" as "the Trust's President, Vice-President, Treasurer and any other person, whether or not any such person is an officer or employee of the Trust, duly authorized by Trustees of the Trust to give Proper Instructions on behalf of the Trust and the Funds;"

      WHEREAS, the Trust and the Custodian desire to amend Section 3(a) of the Agreement in order to permit any Authorized Person to appoint other appropriate Authorized Persons;

      WHEREAS, except for the term "Authorized Persons," capitalized terms not defined in this Amendment are used as defined in the Agreement;

      NOW, THEREFORE, in consideration of the covenants contained in this Amendment, the Trust and the Custodian hereby amend Section 3(a) of the Agreement to read as follows:

            "Authorized Person." As used in this Agreement, the term "Authorized Person" means the Trust's President, Vice-President, Treasurer and any other individual, whether or not such individual is an officer or employee of the Trust, duly authorized by the Trustees of the Trust to give Proper Instructions on behalf of the Trust and the Funds listed on Attachment A, which may be amended from time to time, or any individual who has been appointed to give Proper Instructions by an Authorized Person who has been duly authorized by the Trustees of the Trust to make such appointments.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE VICTORY PORTFOLIOS, on behalf of the  KEYBANK NATIONAL ASSOCIATION
    Funds, individually and not jointly

By: /s/ Kathleen A Dennis                 By: /s/ Stephen M. Gaspar
   ----------------------------              ---------------------------
    Kathleen A. Dennis                        Name:  Stephen M. Gaspar
    President                                 Title:  Vice President